UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 11, 2007

OLD POINT FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	000-12896	54-1265373
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 West Mellen Street, Hampton, Virginia	23663
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (757) 728-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

At a meeting held on September 11, 2007, the Board of Directors of Old Point Financial Corporation (the “Corporation”) adopted amended and restated bylaws (the “Bylaws”) for the Corporation, effective September 11, 2007. Below is a brief description of the material amendments that were made to the Bylaws. This summary should be read in conjunction with, and is qualified in its entirety by reference to, the Bylaws, which are attached as Exhibit 3.2 to this Current Report on Form 8-K and are incorporated herein by reference.

Annual Meeting of Stockholders. Section 1.1 of the Bylaws was amended to provide that the annual meeting of stockholders shall be held on the fourth Tuesday in April of each year or on a different date selected by the Board of Directors. Previously under the Corporation’s bylaws, the annual meeting could not be held on any date other than the fourth Tuesday in April.

Notice of Stockholders’ Meetings. Section 1.3 of the Bylaws was amended to provide that notice of annual or special meetings of the stockholders shall be mailed not more than 60 days prior to the date of the meeting, and that notice of a meeting called to act on an amendment to the Articles of Incorporation or on a plan of merger, consolidation or exchange, or on a reduction of stated capital, or upon a proposed sale of all or substantially all of the assets of the Corporation, shall be given not more than 60 days before the date of the meeting. Previously under the Corporation’s bylaws, timely notice in both situations was required not more than 50 days before the date of the meeting.

Ability to Provide Notice by Electronic Methods. Sections 1.3, 3.4 and 4.1 of the Bylaws were amended to expressly permit the Corporation to provide notice to stockholders by electronic transmission when the stockholder to whom the notice is given consents to such electronic transmission, and to expressly permit the Corporation to provide electronic notice to directors of meetings of directors and notice to Executive Committee members of meetings of the Executive Committee. Previously, the Corporation’s bylaws did not provide for electronic notice to stockholders or directors.

Procedures and Deadline for Stockholder Nominations of Directors. Section 2.4 of the Bylaws was amended to clarify the procedures by which stockholders may nominate individuals for election to the Board of Directors, including providing a new deadline for such nominations of not less than 45 days prior to the first anniversary date of the initial notice given to stockholders of record at the direction of the Board of Directors for the previous annual meeting, except that notice will not be required to be provided more than 90 days prior to the annual meeting of stockholders. Previously, the Corporation’s bylaws provided that the deadline for stockholder nominations was not less than 14 days nor more than 50 days in advance of such meeting, or no later than the close of business on the seventh day following the day on which the notice of the meeting was mailed if less than 21 days’ notice of the meeting was given to stockholders.

Directors’ Meetings. Section 3.1 of the Bylaws was amended to provide that annual meetings of the Board of Directors shall occur either immediately following the annual meeting of the stockholders or at any time within 30 days following the annual meeting of the stockholders, and shall be held at any designated location. Previously under the Corporation’s bylaws, the annual directors’ meeting was to occur immediately following the annual stockholders’ meeting and was to be held at the same location.

Number of Directors Appointed to the Audit Committee. Section 4.2 of the Bylaws was amended to increase the minimum number of the Corporation’s directors appointed to the Audit Committee from three to four directors.

Ability to Issue Uncertificated Shares. Recent regulatory rule-changes promulgated by the Nasdaq Stock Market LLC require Nasdaq-listed companies to be eligible for a direct registration system

(“DRS”) by January 1, 2008. DRS refers to a system by which shares may be held in book entry form without a certificate. In order to ensure that the Corporation’s securities are DRS-eligible, certain changes to the Bylaws have been made and are reflected in Article VI. As amended and restated, the Bylaws permit the Corporation to issue certificated or uncertificated shares. Previously, the Corporation’s bylaws provided for certificated shares only.

Emergency Board of Directors. Section 10.2 of the Bylaws sets forth a list of officers, in decreasing order of seniority, who may be deemed to serve as directors of the Corporation in the event of an emergency if no directors are available to act at a meeting. This section of the Bylaws was amended to remove the Treasurer and Assistant Treasurer from this list of officers.

Certain additional clerical and nonsubstantive amendments were also made to various provisions of the Bylaws.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

3.2	Bylaws of Old Point Financial Corporation (as amended and restated September 11, 2007).

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OLD POINT FINANCIAL CORPORATION

Date: September 17, 2007	By:	/s/ Robert F. Shuford
Robert F. Shuford
Chairman, President and Chief Executive Officer

Exhibit Index

Exhibit

Exhibit 3.2	Bylaws of Old Point Financial Corporation (as amended and restated September 11, 2007).